Exhibit 5.1

January 28, 2013

Numerex Corp. 1600 Parkwood Circle, Suite 500 Atlanta, GA 30339-2119
Re:	Registration Statement on Form S-3, File No. 333-173710

Ladies and Gentlemen:

We have acted as special counsel to Numerex Corp., a Pennsylvania corporation (the “Company”), in connection the issuance and sale by the Company to the Underwriters (as defined below) of up to 2,662,250 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), including up to 347,250 Shares that may be sold upon the Underwriters’ exercise of their option to purchase additional Shares, pursuant to the Underwriting Agreement, dated January 23, 2013 (the “Underwriting Agreement”), between the Company and Needham & Co., as representative of the several underwriters named therein (the “Underwriters”).

In connection with rendering the opinions set forth in this letter, we have examined and relied upon the following:

(i)          the Registration Statement identified above;

(ii)          the Company’s Amended and Restated Articles of Incorporation, as certified by the Secretary of the Commonwealth of Pennsylvania (the “Certificate of Incorporation”);

(iii)         the Bylaws of the Company, as currently in effect and as certified by the Secretary of the Company (the “Bylaws”);

(iv)         a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”) relating to the registration of the Shares, as certified by the Secretary of the Company; and

Numerex Corp.

January 28, 2013

(v)          such other corporate records, certificates and other documents as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.         We have assumed without verification (i) the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; (ii) that the issuance, offer and sale of Shares from time to time and the final terms and conditions of the Shares to be so issued, offered and sold, including those relating to price and amount of Shares to be issued, offered and sold, (a) are consistent with the descriptions thereof in the Registration Statement, the related prospectus and the applicable prospectus supplement, (b) do not violate any applicable law, (c) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (d) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iii) that, at the time of issuance and sale of the Shares, a sufficient number of shares of Common Stock are authorized and available for issuance under the Certificate of Incorporation as then in effect, and that the consideration for the issuance and sale of the Shares is in an amount that is not less than that required under applicable law; and (iv) the Registration Statement has become effective under the Securities Act of 1933, as amended, and remains effective at the time of any offer or sale of the Shares.

B.         The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the general rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

C.         We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the Pennsylvania Business Corporation Law (“PBCL”) and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Commonwealth of Pennsylvania, including the PBCL, we have relied upon the opinion dated January 28, 2013 of Catania & Parker, LLP, special counsel to the Company. Our opinion, to the extent based on such reliance, is limited by the qualifications, assumptions and conditions set forth in such opinion in addition to those matters set forth herein.

Numerex Corp.

January 28, 2013

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that, when issued and delivered in the manner and on the terms set forth in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ ARNOLD & PORTER LLP